Exhibit 10.1

AMENDMENT

TO THE DOMINION ENERGY, INC. NEW EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

This AMENDMENT to the Dominion Energy, Inc. New Executive Supplemental Retirement Plan, effective as of January 1, 2005, as amended (the “Plan”), by Dominion Energy, Inc. (the “Company”), shall be effective as of October 1, 2019.

WITNESSETH:

WHEREAS, the Company has the authority to amend the Plan and now wishes to do so;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	A new sentence is hereby added to the end of the Preamble of the Plan as follows:

Effective October 1, 2019, benefit accruals under the Plan are frozen and no additional benefits shall accrue under the Plan after that date, other than any cost-of-living adjustments to the frozen benefit as described in Section 3.1(d) below and the Restoration Match described in Article XIII below.

2.	A new sentence is hereby added to the end of Section 1.12 of the Plan as follows:

As of October 1, 2019, each active Participant’s Final Compensation shall be fixed based on the Participant’s annual base salary rate and target Incentive Compensation Amount in effect as of October 1, 2019.

3.	A new sentence is hereby added to the end of Section 1.16 of the Plan as follows:

The Lump Sum Equivalent of a Participant whose benefit under the Plan has been frozen as of October 1, 2019 shall be determined as of October 1, 2019 and shall not be adjusted after such date except in accordance with the last paragraph of Section 3.1(c) or Section 3.1(d).

4.	Section 3.1(a)(i) of the Plan is hereby amended in its entirety as follows:

(i) an annual amount equal to Twenty-Five Percent (25%) of the Regular Participant’s Final Compensation as determined as of the earlier of (1) the Participant’s Retirement or (2) October 1, 2019, payable in equal monthly installments for a period of one hundred twenty (120) months, minus

5.	Section 3.1(a)(ii) of the Plan is hereby amended in its entirety as follows:

(ii) if applicable, the annual amount payable to the Regular Participant under the Dominion Energy, Inc. Executive Supplemental Retirement Plan frozen as of December 31, 2004 (or the annual amount that would have been payable under such plan, but for its termination).

6.	Section 3.1(b)(i) of the Plan is hereby amended in its entirety as follows:

(i) an annual amount equal to Twenty-Five Percent (25%) of the Life Participant’s Final Compensation as determined as of the earlier of (1) the Participant’s Retirement or (2) October 1, 2019, payable in equal monthly installments for the life of the Participant, minus

7.	Section 3.1(b)(ii) of the Plan is hereby amended in its entirety as follows:

(ii) if applicable, the annual amount payable to the Life Participant under the Dominion Energy, Inc. Executive Supplemental Retirement Plan frozen as of December 31, 2004 (or the annual amount that would have been payable under such plan, but for its termination).

8.	Section 3.1(c) of the Plan is hereby amended by adding the following paragraph to the end thereof as follows:

Any Participant whose Annual Benefit has been frozen as of October 1, 2019 and who is entitled to a reduced Annual Benefit on such date because he or she is younger than age 55 (actually or as credited under any Benefit Agreement) on such date may continue to grow into an unreduced Annual Benefit based on increases in his or her age after October 1, 2019 until the date of his or her Retirement. The Lump Sum Equivalent (which is otherwise fixed as of October 1, 2019) of such a Participant’s Annual Benefit may increase to reflect the increase in the Participant’s Annual Benefit due to the Participant’s additional age after October 1, 2019 (but, for avoidance of doubt, without regard to any changes to such a Participant’s Final Compensation after October 1, 2019 and using the same actuarial factors and tax rates used to calculate the Lump Sum Equivalent of the Participant’s Annual Benefit on October 1, 2019).

9.	Section 3.1 of the Plan is hereby amended by adding a new subsection (d) to the end thereof as follows:

(d)Cost-of-Living Adjustment to Annual Benefit. This Section 3.1(d) shall apply only to a Participant whose Annual Benefit has been frozen as of October 1, 2019. Effective each July 1 (starting July 1, 2020, and ending on the July 1 on or immediately preceding the date of the Participant’s Retirement), the Annual Benefit of each such Participant as determined under Section 3.1(a) or 3.1(b) above as of October 1, 2019 (and as increased, if applicable, pursuant to the final paragraph of Section 3.1(c) above as of each such July 1), shall be increased by a percentage equal to 1/2 of the first 5 percentage point increase in the average consumer price index

(used for purposes of adjusting benefits payable under the Federal Social Security Act) for the first quarter of the calendar year in which the adjustment is to be made over the average of such consumer price index for the first quarter of the immediately preceding calendar year; provided, however, that no such cost-of-living increase shall result in the Participant having an Annual Benefit at his or her Retirement greater than the Annual Benefit he or she would have had at his or her Retirement if his or her Annual Benefit had not been frozen as of October 1, 2019. The Lump Sum Equivalent (which is otherwise fixed as of October 1, 2019) of such a Participant’s Annual Benefit may increase to reflect the increase in the Participant’s Annual Benefit due to the cost-of-living adjustments described herein (but, for avoidance of doubt, without regard to any changes to such a Participant’s Final Compensation after October 1, 2019 and using the same actuarial factors and tax rates used to calculate the Lump Sum Equivalent of the Participant’s Annual Benefit on October 1, 2019).

10.	Section 7.3 of the Plan is hereby amended in its entirety as follows:

Anything herein to the contrary notwithstanding, if a Participant is in the employ of the Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc., if any, shall control (a) the Participant’s subsequent participation in this Plan and (b) the eligibility for, computation of, and payment of any benefits under this Plan to the Participant; provided, however, that no benefits shall accrue under the Plan after October 1, 2019, except as otherwise provided herein.

11.	In all other respects not amended, the Plan is hereby ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed as of the effective date set forth above.

DOMINION ENERGY, INC.

By:	/s/ Carter M. Reid
Name:	Carter M. Reid
Its:	Executive Vice President, Chief Administrative & Compliance Officer and Corporate Secretary